Exhibit 99.1

Q1 2020 Shareholder Letter

SQUARE.COM/INVESTORS

FEATURED SELLER • Missy Moran Studios, Oakland, CA

Highlights

While the macro environment remains uncertain, we are prioritizing our efforts to best support our customers and protect our financial well-being. We believe we can emerge from this unprecedented time in a position of strength.	For our Seller business, our platform approach and diverse ecosystem enabled both existing and new sellers to pivot their businesses quickly.	In March, Cash App added its largest number of net-new transacting active customers, benefiting from significant shifts in consumer behavior.[1]

FOURTH QUARTER FINANCIAL METRICS

As a reminder, we are no longer reporting Adjusted Revenue in our financial results, but our statement of operations will continue to disclose net revenue, transaction-based costs, and bitcoin costs.

1. After the end of the first quarter of 2020, in April, Cash App added a larger number of net-new transacting active customers compared to March 2020.

2. In the first quarter of 2020, net income (loss) and Adjusted EBITDA were significantly affected by an increase in reserves for transaction and loan losses as a result of the anticipated impact from COVID-19 on losses in future periods. Transaction and loan loss expenses were $109 million in the first quarter of 2020, which was an increase of $77 million and $81 million compared to the fourth quarter of 2019 and first quarter of 2019, respectively.

The following items affected net income (loss) per share during the respective periods. On October 31, 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million in the fourth quarter of 2019. In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in gains of $2 million and $4 million in the third and fourth quarters of 2019, respectively, and losses of $14 million and $5 million in the first and second quarters of 2019, respectively. We sold our entire investment in Eventbrite during the fourth quarter of 2019 for a cumulative net gain of $8 million.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

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ON THE COVER

Missy Moran, owner of Missy Moran Studios in Oakland, California. Her business uses Square Reader, Square Point of Sale, Square Capital, and Square Online Store, as well as Zoho Books and Intuit QuickBooks from our App Marketplace.

May 6, 2020

Seller GPV (Gross Payment Volume) represents payment volume from our Seller ecosystem. Seller GPV is comprised of the total dollar amount of all card payments processed by sellers using Square, net of refunds, and does not include GPV from our Cash App ecosystem.

In this letter, we have made several year-over-year comparisons of periods of less than one month. For these comparisons, we made certain adjustments for comparability given that similar periods in the prior year may have a different number of business days, weekend days, or other characteristics that may distort comparisons. We have also made several year-over-year comparisons for Seller GPV, which are presented on a constant currency basis.

To Our Shareholders

The past few months have brought uncertainty, anxiety, and grief to people across the world. We have seen firsthand the challenges of grappling with COVID-19 for our employees, our customers, and our communities. We have also seen stories of resilience and hope—of neighbors coming together to support affected families, of sellers pivoting their businesses to offer essential services, and of our employees organizing fundraisers for hospitals and medical workers.

As a company, our focus remains on our mission of economic empowerment, which we believe has never been more important. Across our Seller and Cash App ecosystems, we are moving quickly to address the current needs of our customers as COVID-19 has affected both businesses and individuals. We are focused on supporting our customers with information and resources; adapting our products to changing commerce experiences; and helping our customers access government stimulus programs. While the macroeconomic environment remains uncertain, we believe our long-term strategy of building a diverse ecosystem of products, customers, and use cases adds resilience to our company.

In January and February, gross profit increased 47% year over year, or 51% year over year excluding Caviar from the 2019 period. During the last two weeks of the quarter, our Seller ecosystem experienced a significant slowdown due to the impacts of COVID-19, with Seller GPV (Gross Payment Volume) down 35% year over year. In the first quarter, Cash App gross profit grew 115% year over year.

We recognize that the macroeconomic environment is having a significant impact on people around the world, including many of our customers. This may cause a variety of outcomes for our financial results in upcoming quarters, depending on the length and severity of the impact from COVID-19, and we expect a material impact to our second-quarter results. Accordingly, we are not providing second-quarter or full-year 2020 revenue or earnings guidance at this time; instead, we have provided a further update on the latest trends in our business during the month of April. While we have strategically pulled back on certain expenses, we will continue to invest in our business for the long term as we believe this moment is a transformative opportunity to help serve existing and new customers. We believe our customer-centric approach and strong balance sheet can allow us to manage the current volatility and emerge in a position of strength.

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2. Daily average sign-ups for Square Online Store for the 30-day period beginning March 16, 2020, exceeded those for Square Point of Sale for the 12-month period beginning February 1, 2019. Sign-ups for Square Online Store include both new and existing Square sellers.

The Paycheck Protection Program (PPP) is a loan designed to provide a direct incentive for small businesses to keep their workers on the payroll.

SBA will forgive loans if all employees are kept on the payroll for eight weeks and the money is used for payroll, rent, mortgage interest, or utilities, subject to additional eligibility criteria.

Square Capital did not distribute loans during the first round of funding for the PPP, and began distributing loans during the second round in collaboration with our partner bank.

SELLER ECOSYSTEM

For our Seller business, our platform approach and diverse ecosystem enabled both existing and new sellers to pivot their businesses quickly.

Acceleration in Square Online Store

Within two weeks of the first shelter-in-place measures for COVID-19 in the U.S., we accelerated Square Online Store product launches to help sellers serve their buyers through contactless commerce. Square Online Store enables sellers to design and build their own online store in just a few steps and get started on our base tier with no monthly subscription fees. Square sellers can quickly transition their business online by automatically linking data and inventory from their existing item catalog, while most new Square sellers are able to get up and running in less than a day. To help our sellers adapt, we added curbside pickup to our in-store pickup functionality and launched a self-managed delivery option.

We have seen existing and new sellers transition from in-person sales to online commerce, which drove strong growth in Square Online Store, with its weekly GPV up more than 5x since the launch of curbside pickup and local delivery.1 Additionally, since launching these products in mid-March, the number of sign-ups for Square Online Store outpaced our typical sign-ups for Square Point of Sale.2 We have seen the strongest adoption from sellers in the most heavily affected industries, particularly retail and food and drink. While Square Online Store GPV is still relatively small compared to our overall Seller GPV, we are encouraged by these early trends.

SBA and Square Capital

We have launched a new, 24-month term loan product to participate in the Paycheck Protection Program (PPP), which enables us to disburse guaranteed, forgivable loans to small businesses made available by the U.S. government’s CARES Act stimulus package. We know sellers need financial support now more than ever, and we are committed to making funds accessible to our sellers through this unique program. We began distributing loans to Square sellers during the second round of funding for the PPP in April, and Square sellers can complete their application directly within the Square Dashboard. We also applied automation for a small subset of applications so that we can retrieve data directly from payroll providers, including Square Payroll, and apply optical character recognition to extract structured data from required supporting documentation. This makes the process faster and easier for Square sellers, helping them receive their funds as quickly as possible.

1. Since the launch of curbside pickup and local delivery, we have seen a more than 5x increase in average weekly GPV for Square Online Store. This compares the average weekly Square Online Store GPV during January and February to the week of April 20.

Thank you to @Square for rolling out a streamlined, easy to use PPP application. My app has been sitting in purgatory with a major bank for awhile. It’s nice to see a company that changed the game for small businesses looking out for us! ”

@CaroFish

Via Twitter

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Engaging with buyers

Our broad product ecosystem—including loyalty, marketing, and gift cards—provides sellers with a number of ways to further connect with their buyers during shelter-in-place and social-distancing measures. Our eGift Cards product provides sellers with a way to generate cash flow. At the end of March, we launched Give and Get Local, a website that lets buyers find and support local Square businesses by purchasing eGift Cards. Beyond our promotional efforts, we partnered with Facebook, Verizon, Fidelity, and other national companies to give buyers access to Give and Get Local through additional channels. We are also offering our sellers free marketing campaigns to update their buyers on recent changes and promote their businesses. During the last two weeks of March, sellers sent more than 3x as many marketing emails compared to the prior year period. Overall, these programs helped our sellers grow eGift Card sales by more than 20x year over year in the last two weeks of March.

Providing sellers with additional resources

To support our sellers, we are also providing a variety of informational resources and cost-saving opportunities. We launched a resource hub with information about Square’s COVID-19 response, advice for business owners on how to navigate this new environment, and details on our contactless commerce features. To help existing Square Capital sellers, we also provided temporary relief on minimum repayments for outstanding Square Capital loans. Our Account Management and Customer Success teams mobilized to help existing sellers understand how they can take advantage of our entire ecosystem. And our Sales team is helping to onboard new sellers by fielding inbound calls to help both local sellers and large chains pivot quickly. Our sales team saw steady inbound demand from food and beverage businesses and increased inbound demand from professional services, health and fitness, and home and repair businesses.

We refunded all software subscription fees for sellers during the months of March and April, and have introduced options for sellers to pause subscriptions temporarily based on their circumstances. This helps sellers manage cash flow in the short term, while enabling them to easily reengage with Square once their business is ready to reopen. Through our partnership with Mastercard, we also increased the cash back reward for using Square Card at Square sellers to 10%, from 2.75%, from mid-April to mid-May to help put money back in the pockets of our sellers while incentivizing them to support the Square seller community.

Seller Highlight

Our business model includes a few different sales structures like a fish market, a restaurant, and our farmers markets. Our restaurant sales and our fish market sales are down significantly. The bright spot is that our farmers market sales are better than they’ve ever been! We’ve opened an online grocery store using Square Online Store where we sell seafood and basic groceries for curbside pickup and local delivery. We hope it will help keep us afloat until things get back to normal.”

Heather Sears and Wendy Halloway

Owners, Princess Seafood

Fort Bragg, CA.

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DIRECT DEPOSIT

We expanded direct deposit eligibility from approximately 3 million customers in February to approximately 14 million customers by mid-April.

A transacting active Cash App customer has at least one cash inflow or outflow during the specified period. A transacting active customer for a specific Cash App product has at least one cash inflow or outflow using that product during the specified period.

CASH APP ECOSYSTEM

In March, Cash App added its largest number of net-new transacting active customers, benefiting from significant shifts in consumer behavior.

New use cases for sending

Customers have used peer-to-peer payments, our primary customer acquisition tool, in new and powerful ways as they adapt to COVID-19 shelter-in-place and social-distancing measures. We have seen customers supporting one another through religious donations, fundraising, online tipping, webcast events, and social giving. Customers have also been using peer-to-peer payments to reimburse one another for supplies and to participate in activities or games during social distancing. On social media, social giving became a growing trend for Cash App, with individuals—including many celebrities—sending funds to help support their fans and followers. We have also given back to our community of more than 2 million social media followers through promotions and partnerships. Sending money continued to drive strong customer acquisition for Cash App, which drove engagement across our ecosystem: In March, Cash App added its largest number of net-new transacting active customers, benefiting from significant shifts in consumer behavior, before exceeding this monthly high again in April.

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The 2020 CARES Act provided Americans under certain income levels with $1,200 per person and $500 per dependent child. Payments can be received via mailed check or direct deposit. The IRS released “web portals” for individuals to register for their stimulus payments on April 10 and April 15.

1. Represents U.S. iOS App Store Rankings for the week of April 15.

2. Represents average refund for the 2020 filing season, according to the IRS, as of April 24, 2020.

UK Finance App rankings represent iOS App Store.

Stimulus payments and tax refunds

Cash App is well-positioned to help individuals efficiently access, deposit, and use stimulus funds distributed by the government. As the relief measures in the CARES Act were finalized, our teams prioritized launching related tools and resources for our customers. In April, we published a microsite and FAQs to help eligible Cash App customers understand the stimulus programs and how to easily receive funds using direct deposit, which coincided with Cash App’s rise into the top-10 overall rankings in the U.S. App Store.1 We also worked with our partner banks to expand direct deposit eligibility from 3 million customers in February to approximately 14 million customers ahead of the IRS’s second portal release on April 15. Our direct deposit product provides customers with a unique routing and account number that allows them to deposit their stimulus funds, tax refunds, or paychecks directly into their Cash App account. Primarily driven by the stimulus payments, Cash App achieved its highest direct deposit volume during the month of April, as volume increased approximately 3x compared to March. While direct deposit transacting active customers are still a relatively small portion of Cash App’s overall network, we have been encouraged by recent adoption.

In the first quarter, tax refunds helped contribute to Cash App’s momentum. Nationwide, over 80 million U.S. taxpayers received tax refunds on their 2019 returns so far, with an average payout of $2,818.2 A large share of these tax refunds are distributed in late February and early March, and these refunds drove a corresponding seasonal uplift in Cash App engagement and adoption, with strong growth in peer-to-peer volumes, Cash Card spend, stored funds, and direct deposit volumes.

Cross-border payments

We continued to focus on expanding Cash App’s ecosystem by reaching more customers globally: In March, Cash App launched cross-border payments, enabling customers to instantly transfer money between the U.S. and UK using real-time exchange rates with no fees. Cash App provides an efficient digital alternative for customers to transfer money, which is generally faster or cheaper than most banks, retail money transfer services, and other apps. While our scale in the UK is still small compared to the U.S., Cash App has consistently been a top-10 Finance App in the UK since the launch of cross-border payments, which has helped drive an increase in net-new transacting active customers as well as peer-to-peer volumes.

Cash App achieved its largest number of direct deposit transacting active customers during the month of April, coinciding with CARES Act stimulus reimbursements.

Cross-border payments

Cash App allows customers to transfer money between the U.S. and UK with no fees, and it’s generally faster or cheaper than most banks, retail money transfer services, and other apps.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

We completed the sale of Caviar to DoorDash in the fourth quarter of 2019.

1. Financial results for our Seller ecosystem exclude Caviar, which we sold in the fourth quarter of 2019, and Cash App. For a definition of Cash App revenue, refer to the sidebar on page 9.

In 2020, we anticipate changing our operating and reportable segments from one segment to two segments. These two segments will represent our Seller and Cash App businesses and will reflect the way we plan to evaluate our business performance and manage our operations.

2. Based on verticals with the largest year-over-year declines in GPV, on a dollar basis.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $1.38 billion in the first quarter of 2020, up 44% year over year. Excluding Caviar from the first quarter of 2019, total net revenue was up 51% year over year. Gross profit was $539 million in the first quarter of 2020, up 36% year over year. Excluding Caviar from the first quarter of 2019, gross profit was up 40% year over year.

In the first quarter of 2020, our Seller ecosystem1 generated $853 million of total net revenue and $356 million of gross profit, which increased 16% and 18% year over year, respectively. Cash App generated $528 million of total net revenue and $183 million of gross profit, which increased 197% and 115% year over year, respectively.

We processed $25.7 billion in GPV in the first quarter of 2020, up 14% year over year. Through January and February, we achieved overall GPV growth of 29% year over year, including an uplift from the impact of the leap year. Beginning in mid-March, GPV in our Seller business was affected by COVID-19. During the last two weeks of the first quarter, Seller GPV was down 39% year over year. As growth continued to slow through the end of the quarter, Seller GPV was down 46% year over year in the last week of March. Looking at the components of Seller GPV, we observed the following trends during the last two weeks of the quarter:

•	Products: We saw the greatest impact to in-person transactions as card-present GPV was down approximately 60% year over year, on average. Our card-not-present offerings, such as Virtual Terminal, Invoices, and eCommerce API, were less affected, and we saw an acceleration in GPV from eGift Cards and Square Online Store compared to the rest of the first quarter.

•	Geographies: Our largest U.S. metropolitan areas experienced a more pronounced slowdown in GPV depending on the timing of shelter-in-place ordinances. Regions outside our top U.S. metro areas were affected to a lesser extent. Outside the U.S., Seller GPV growth decelerated across each of our markets, with the magnitude depending on the timing of the COVID-19 outbreak and preventive government measures.

•	Verticals: Sellers in the food and drink, beauty and personal care, and retail verticals experienced the greatest slowdowns in volume. Home and repair and professional services sellers slowed to a lesser extent.[2]

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1. Represents growth in dollars of originations during the quarter.

Transaction-based revenue was $758 million in the first quarter of 2020, up 15% year over year, and transaction-based gross profit was $292 million, up 18% year over year. In January and February, we benefited from the growth in payment volume processed by existing sellers, in addition to meaningful contributions from new sellers. During the last two weeks of March, in line with the COVID-19 outbreak and subsequent shelter-in-place orders, we experienced a material deceleration in transaction-based revenue.

Transaction-based gross profit as a percentage of GPV was 1.14% in the first quarter of 2020, which was up 4 basis points year over year and up 5 basis points quarter over quarter. This increase was primarily driven by a higher proportion of card-not-present volumes, an increase in average transaction size, a greater percentage of debit card transactions, and a full-quarter impact from our November 2019 card-present price change.

Subscription and services-based revenue was $296 million in the first quarter of 2020, up 35% year over year, and subscription and services-based gross profit was $256 million, up 61% year over year. Excluding Caviar from the first quarter of 2019, subscription and services-based revenue was up 72% year over year, and subscription and services-based gross profit was up 74% year over year. Revenue growth in the quarter was driven primarily by Cash App, Square Capital, and other Seller subscription and services products. Subscription and services growth slowed toward the end of the quarter, with products in each ecosystem affected differently.

•	Cash App: Cash App continued to drive relatively strong year-over-year revenue and gross profit growth in March. During the last two weeks of the first quarter, peer-to-peer payment volumes, Instant Deposit revenue, and Cash Card revenue were modestly affected by the impact of COVID-19.

•	Seller: In March, we took measures to support our sellers during the COVID-19 pandemic, which affected subscription and services revenue and gross profit for our Seller business. We refunded all March software subscription fees for our sellers and, beginning in mid-March, we also paused new core flex loan offers for Square Capital. This slowed growth in Square Capital during the quarter. Square Capital facilitated approximately 75,000 loans in the first quarter of 2020, totaling $548 million, up 8% year over year, and revenue growth continued to outpace originations growth.[1]

REVENUE AND GROSS PROFIT FROM CASH APP

Q1 2020	Revenue	Gross Profit
Subscription and services-based and transaction-based	$222M	$176M
Bitcoin	$306M	$7M
Total contribution from Cash App	$528M	$183M

Revenue from Cash App in the first quarter of 2020 was generated primarily by subscriptions and services. Cash App subscription and services-based revenue is primarily composed of transaction fees from Cash App Instant Deposit and Cash Card, with a small portion generated from interest earned on customer funds. Cash App transaction-based revenue primarily comprised fees from business accounts and, to a lesser extent, peer-to-peer transactions funded with a credit card.

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We deduct bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

We offer the peer-to-peer service free to our Cash App customers, and we consider it to be a marketing tool to encourage the usage of Cash App.

Hardware revenue in the first quarter of 2020 was $21 million, up 14% year over year, and generated a gross loss of $14 million. Hardware revenue growth was driven by Square Terminal. Hardware unit sales decelerated during the last two weeks in March as a result of the impact of COVID-19.

Excluding bitcoin, Cash App revenue was $222 million, up 98% year over year. Cash App revenue included $306 million in bitcoin revenue during the quarter, which benefited from an increase in transacting active bitcoin customers and growth in customer demand as a result of the decrease in the price of bitcoin. Bitcoin revenue generated gross profit of $7 million in the first quarter of 2020.

OPERATING EXPENSES

Operating expenses were $629 million in the first quarter of 2020, up 50% year over year, and non-GAAP operating expenses were $532 million, up 57% year over year. Excluding transaction and loan losses of $109 million, operating expenses were $520 million, up 33% year over year, and non-GAAP operating expenses were $423 million, up 36% year over year.

•	Product development expenses were $195 million on a GAAP basis and $125 million on a non-GAAP basis in the first quarter of 2020, up 26% and 25% year over year, respectively. This increase was driven primarily by personnel costs related to our engineering, data science, and design teams.

•	Sales and marketing expenses were $195 million on a GAAP basis and $187 million on a non-GAAP basis in the first quarter of 2020, up 45% and 48% year over year, respectively. Cash App marketing expenses were up 82% year over year, driven primarily by increases in peer-to-peer transactions and related transaction losses, Cash Card issuances, and advertising. Other sales and marketing expenses, including advertising, personnel, and other costs, were up 16% year over year, and up 25% year over year excluding Caviar. The increase was driven primarily by an increase in Seller online and mobile marketing campaigns. In March, we modified our marketing strategy in response to COVID-19 by deferring our ecosystem awareness marketing campaigns, and shifting Seller marketing investments to prioritize products like Square Online Store, Invoices, and eGift Cards.

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Each quarter, we estimate losses that may materialize in future periods related to that quarter’s volume. These estimates are typically based on predictive data science–based models, which historically have been close to future actual realized losses.

•	General and administrative expenses were $129 million on a GAAP basis and $111 million on a non-GAAP basis in the first quarter of 2020, up 27% and 30% year over year, respectively. The increase was due primarily to additions to customer support, finance, and legal personnel, and facilities expansion.

•	Transaction and loan losses were $109 million in the first quarter of 2020, up 291% year over year, driven primarily by an increase in estimated reserves. In the first quarter, we recorded incremental loss reserves to reflect the anticipated impact of COVID-19, based on trends during the first quarter and probability-weighted potential outcomes. This included reserves of $79 million for transaction losses and reserves of $22 million for outstanding Square Capital loans. On a dollar basis, these reserve estimates were approximately 4x higher than the fourth quarter of 2019 for each of our Seller transaction and Square Capital businesses. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our reserve estimates. To a lesser extent, the increase was also driven by continued growth of our Seller transaction revenue, Cash App platform, and Square Capital originations during the quarter.

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EARNINGS

In the first quarter of 2020, net loss was $106 million. Net loss per share was $0.24 on both a basic and diluted basis in the first quarter of 2020, based on 435 million weighted-average basic and diluted shares.

Adjusted EBITDA was $9 million in the first quarter of 2020, compared to $62 million in the first quarter of 2019. The decrease in Adjusted EBITDA compared to the prior year period was driven primarily by an increase in reserves for transaction and loan losses and, to a lesser extent, a slowdown in Seller transaction-based gross profit and Seller subscription and services-based gross profit in March. Adjusted Net Loss per share (Adjusted EPS) was $0.02, based on 435 million weighted-average diluted shares for the first quarter of 2020.

BALANCE SHEET/CASH FLOW

We ended the first quarter of 2020 with $3.4 billion in available liquidity, with $3.1 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $375 million available to be withdrawn from our revolving credit facility. We have a strong and flexible balance sheet and believe that even in a prolonged downside scenario, we are positioned with sufficient liquidity to weather volatility over the next two years.

On March 5, 2020, we completed an offering for $1.0 billion in convertible senior notes. The convertible senior notes mature in 2025 with a coupon of 0.125%. Total net proceeds from the offering were $936.5 million, after deducting the net costs of related hedge and warrant transactions and certain offering expenses. On May 1, 2020, we entered into a new $500 million revolving credit facility, replacing the prior $375 million facility.

In the first quarter of 2020, Adjusted EBITDA and proceeds from the exercise of stock options contributed positively to our cash balance. This was partly offset by cash outflows due to the timing of purchases of property and equipment, as well as payments for tax withholding related to vesting of restricted stock units.

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April Trends and Forward-

Looking Commentary

Given the uncertainty around the impact and severity of COVID-19, we wanted to provide an update on the trends in our business during the month of April.

BUSINESS TRENDS

Seller ecosystem

Transaction-based gross profit: In April, Seller GPV was down 39% year over year.

•	During the second half of April, Seller GPV growth improved modestly compared to earlier in the month. The improvement coincided with existing and new sellers adapting to contactless commerce, the timing of the Easter holiday, and government stimulus programs.

•	Seller GPV from card-not-present transactions achieved positive growth year over year in April. Card-not-present volumes include many of our omnichannel products, such as Virtual Terminal, Invoices, eCommerce API, eGift Cards, and Square Online Store, which are less reliant on in-person transactions. Seller GPV from card-present transactions was down materially year over year in April, relatively in-line with its decrease during the last two weeks of March.

Subscription and services-based gross profit: We took additional measures to support our sellers through COVID-19. We expect these measures to have a material impact on subscription and services-based gross profit from our Seller ecosystem in the second quarter on a year-over-year basis.

•	We waived all subscription fees on software for sellers through April and offered the option to pause subscription billing temporarily, which enables them to better manage costs.

•	For Square Capital, we expect a modest revenue and gross profit contribution during the second quarter, decreasing materially on a year-over-year basis. We have temporarily paused offers for new core flex loans, and we expect to reassess testing flex loans to certain sellers under stricter eligibility criteria in the second quarter. We have also begun distributing loans during the second round of funding for the PPP.

Cash App ecosystem

•	In April, Cash App delivered strong revenue and gross profit growth year over year, and achieved its highest monthly totals for net-new transacting active customers, peer-to-peer volumes, Cash Card spend, Cash Card orders, direct deposit transacting active customers, bitcoin volumes, stock brokerage volumes, and stored funds.

•	After a modest deceleration during the last two weeks of March, Cash App peer-to-peer volumes and Cash Card spend improved in April as customers used these products in new ways. Peer-to-peer volumes benefited from new use cases for sending money, and Cash Card saw increased card-not-present transactions as customers shifted spend to eCommerce channels.

•	During the second half of April, the CARES Act stimulus programs helped drive an acceleration in growth across various Cash App products. In particular, we saw strong adoption of direct deposit from new and existing Cash App customers: April direct deposit volumes and new direct deposit transacting active customers increased by approximately 3x and 4x, respectively, compared to March. This helped drive a significant increase in stored funds as, in aggregate, customers had more than $1.3 billion in cash balances stored in their accounts as of the end of April.

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OPERATING EXPENSES

We have reviewed our operating expenses and shifted resources in real time, particularly as we identified opportunities to support our customers and help them adapt to the impact of COVID-19. We are prioritizing investments in the following areas, which we believe will help drive attractive long-term returns.

•	Cash App ecosystem: We are focusing on customer acquisition and product velocity for Cash App. We see significant opportunity to invest in acquiring new customers, driven by peer-to-peer payments as well as creative marketing strategies. We intend to continue to identify opportunities to launch new products and expand the ways that Cash App can help customers manage their money.

•	Seller ecosystem: We modified our marketing strategy in response to COVID-19 by deferring our global awareness and brand marketing campaigns planned for the second and third quarters, and shifted investments to prioritize our omnichannel products and multiproduct awareness campaigns. While the number of sign-ups from new sellers has declined as a result of COVID-19, we are encouraged by recent trends, which indicate that the quality of new sellers improved. Early data in April suggests that sellers onboarded since the impact of COVID-19 in mid-March were, on average, larger on a volume and gross profit basis, compared to new seller sign-ups in January and February. If we see attractive returns on sales and marketing investments for our Seller ecosystem, we may increase spend to reach new sellers.

•	Hiring: We are being deliberate with our hiring decisions across the company. While we have slowed hiring for nonessential positions, we also believe this is a unique opportunity to attract great talent in critical roles to help us continue to build products that can differentiate our ecosystems.

•	Other expenses: We have suspended travel, company events, certain facility expansions, and certain other discretionary expenses.

For full-year 2020, we expect to decrease non-GAAP operating expenses across product development, sales and marketing, and general and administrative expenses by $75 million to $125 million, compared to our initial expectations for 2020.1

For the second quarter of 2020, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to be relatively similar to the first quarter of 2020, on a dollar basis.1

Transaction and loan loss expenses: We anticipate transaction and loan loss expenses recognized in future quarters may remain volatile as a result of actual losses on first quarter reserve estimates, as well as reserves for expected losses in subsequent periods. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our reserve estimates, depending on the length and severity of the impact from COVID-19.

1. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

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MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time today, May 6, 2020, to discuss these financial results. The domestic dial-in for the call is (877) 683-2081. The Conference ID is 4352708. To listen to a live audio webcast, please visit Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the second quarter of 2020 on August 5, 2020, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

SQUARE Q1 2020 15

We have two mobile hospitals that provide veterinary care for horses at major horse shows across the country. Now that horse shows have been cancelled, we have transitioned our home farm and clinic into a full-time equine rehabilitation center. With the Square platform, we can quickly send an invoice and then collect payment in a fraction of the time it would take to send an invoice via mail and await payment.”

Amy Hassinger

Co-Owner, Hassinger Equine Sports Medicine and Rehabilitation

Aberdeen, NC

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SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results and general business outlook for future periods; expected impact of the COVID-19 pandemic on the Company’s business, financial results, financial position, and liquidity; statements regarding the Company’s sales and marketing investments and their expected benefits; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets, including those launched in connection with the COVID-19 pandemic; the Company’s expectations regarding its near-term and long-term strategic priorities; the ability of the Company’s products to attract and retain customers; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding its financial position and ability to withstand market volatility; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the Company’s intentions regarding future operating and reportable segments; and management’s statements related to business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s ability to deal with the substantial and increasingly intense competition in its industry and to develop and deliver products and services to address the rapidly evolving market for payments and point-of-sale, financial, and marketing services; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services, including those launched in connection with the COVID-19 pandemic; adoption of the Company’s products and services in international markets; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is on file with the SEC and available on the investor relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

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KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to peer-to-peer payments sent from a credit card, and Business Accounts.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017, the second quarter of 2018, and the first quarter of 2020; gain or loss on revaluation of equity investment; gain or loss on debt extinguishment related to the conversion of senior notes; the gain or loss on the disposal of property and equipment; and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive, since we intend to settle future conversions of our convertible senior notes entirely in shares. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also exclude depreciation, other interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. This calculation of Adjusted EBITDA margin will not be comparable to the calculation used in prior quarters, which was previously based on a non-GAAP revenue metric.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, loss on disposal of property and equipment, and acquisition-related costs.

We have included Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding Caviar because we believe these measures are useful in understanding the ongoing results of our operations.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q1 2020 18

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019
Revenue:
Transaction-based revenue	$758,101	$656,762
Subscription and services-based revenue	296,235	218,857
Hardware revenue	20,675	18,212
Bitcoin revenue	306,098	65,528

Total net revenue	1,381,109	959,359

Cost of revenue:
Transaction-based costs	465,779	409,069
Subscription and services-based costs	40,711	60,523
Hardware costs	34,372	26,941
Bitcoin costs	299,426	64,696
Amortization of acquired technology	2,320	1,376

Total cost of revenue	842,608	562,605

Gross profit	538,501	396,754

Operating expenses:
Product development	194,986	154,350
Sales and marketing	194,535	133,713
General and administrative	129,495	101,598
Transaction and loan losses	108,883	27,841
Amortization of acquired customer assets	890	1,294

Total operating expenses	628,789	418,796

Operating loss	(90,288)	(22,042)

Interest expense, net	9,206	4,681
Other expense, net	5,862	11,299

Loss before income tax	(105,356)	(38,022)

Provision for income taxes	535	129

Net loss	$(105,891)	$(38,151)

Net loss per share:
Basic	$(0.24)	$(0.09)

Diluted	$(0.24)	$(0.09)

Weighted-average shares used to compute net loss per share
Basic	434,940	419,289

Diluted	434,940	419,289

SQUARE Q1 2020 19

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	March 31, 2020	Dec 31, 2019
Current assets:
Cash and cash equivalents	$1,962,316	$1,047,118
Investments in short-term debt securities	521,840	492,456
Settlements receivable	521,629	588,692
Customer funds	944,811	676,292
Loans held for sale	160,709	164,834
Other current assets	278,670	250,409

Total current assets	4,389,975	3,219,801

Property and equipment, net	150,659	149,194
Goodwill	288,533	266,345
Acquired intangible assets, net	81,936	69,079
Investments in long-term debt securities	529,460	537,303
Operating lease right-of-use assets	413,458	113,148
Other non-current assets	149,852	196,388

Total assets	$6,003,873	$4,551,258

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$1,485,439	$1,273,135
Settlements payable	89,150	95,834
Accrued expenses and other current liabilities	392,734	297,841
Operating lease liabilities, current	37,335	27,275

Total current liabilities	2,004,658	1,694,085

Long-term debt	1,760,847	938,832
Operating lease liabilities, non-current	349,562	108,830
Other non-current liabilities	80,861	94,461

Total liabilities	4,195,928	2,836,208
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at March 31, 2020 and December 31, 2019. None issued and outstanding at March 31, 2020 and December 31, 2019.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at March 31, 2020 and December 31, 2019; 359,142,301 and 352,386,562 issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at March 31, 2020 and December 31, 2019; 79,621,335 and 80,410,158 issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	—	—

Additional paid-in capital	2,427,596	2,223,749
Accumulated other comprehensive income (loss)	(3,432)	1,629
Accumulated deficit	(616,219)	(510,328)

Total stockholders’ equity	1,807,945	1,715,050

Total liabilities and stockholders’ equity	$6,003,873	$4,551,258

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Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019
Cash Flows from Operating Activities
Net loss	$(105,891)	$(38,151)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,061	18,971
Non-cash interest and other	12,411	8,224
Loss on extinguishment of long-term debt	990	—
Share-based compensation	77,303	61,088
Loss on revaluation of equity investment	—	14,087
Non-cash lease expense	15,125	6,690
Recovery of common stock in connection with indemnification settlement agreement	—	(789)
Transaction and loan losses	108,883	27,841
Change in deferred income taxes	(984)	(754)
Changes in operating assets and liabilities:
Settlements receivable	60,248	(1,027,472)
Customer funds	(210,201)	(109,439)
Purchase of loans held for sale	(573,502)	(507,755)
Sales and principal payments of loans held for sale	555,584	467,518
Customers payable	212,929	912,749
Settlements payable	(6,684)	211,984
Charge-offs to accrued transaction losses	(17,413)	(17,443)
Other assets and liabilities	(27,563)	5,095

Net cash provided by operating activities	121,296	32,444

Cash Flows from Investing Activities
Purchase of marketable debt securities	(363,874)	(193,673)
Proceeds from maturities of marketable debt securities	98,146	111,505
Proceeds from sale of marketable debt securities	247,027	44,810
Purchase of marketable debt securities from customer funds	(144,494)	(34,613)
Proceeds from maturities of marketable debt securities from	65,000	33,000
customer funds
Proceeds from sale of marketable debt securities from customer funds	22,457	—
Purchase of property and equipment	(26,137)	(18,168)
Payments for other investments	—	(2,000)
Business combinations, net of cash acquired	(12,742)	(11,248)

Net cash used in investing activities	(114,617)	(70,387)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	986,241	—
Purchase of convertible senior note hedges	(149,200)	—
Proceeds from issuance of warrants	99,500	—
Payments for tax withholding related to vesting of restricted stock units	(48,772)	(50,801)
Proceeds from the exercise of stock options, net	31,406	25,328
Other financing activities	(1,055)	(1,379)

Net cash provided by (used in) financing activities	918,120	(26,852)

Effect of foreign exchange rate on cash and cash equivalents	(13,588)	1,277

Net increase (decrease) in cash, cash equivalents, and restricted cash	911,211	(63,518)
Cash, cash equivalents, and restricted cash, beginning of period	1,098,706	632,847

Cash, cash equivalents, and restricted cash, end of period	$2,009,917	$569,329

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Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019

Gross Payment Volume (GPV) (in millions)	$25,743	$22,587
Adjusted EBITDA	$9,331	$61,697
Adjusted Net Income (Loss) Per Share:
Basic	$(0.02)	$0.13
Diluted	$(0.02)	$0.11

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019
Net loss	$(105,891)	$(38,151)
Share-based compensation expense	77,303	61,088
Depreciation and amortization	20,061	18,971
Interest expense, net	9,206	4,681
Other expense, net	5,862	11,299
Provision for income taxes	535	129
Loss on disposal of property and equipment	218	19
Acquisition related and other costs	1,524	782
Acquired deferred revenue adjustment	657	3,456
Acquired deferred costs adjustment	(144)	(577)

Adjusted EBITDA	$9,331	$61,697

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Select Financial Results

Excluding Caviar

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019
Total net revenue	$1,381,109	$959,359
Less: Caviar contribution to total net revenue	—	46,530

Total net revenue excluding Caviar	$1,381,109	$912,829

Subscription and services-based revenue	$296,235	$218,857
Less: Caviar contribution to subscription and services-based revenue	—	46,530

Subscription and services-based revenue excluding Caviar	$296,235	$172,327

Gross Profit, in accordance with GAAP	$538,501	$396,754
Less: Caviar contribution to gross profit	—	11,440

Gross profit excluding Caviar	$538,501	$385,314

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019

Net loss	$(105,891)	$(38,151)
Share-based compensation expense	77,303	61,088
Amortization of intangible assets	4,152	3,487
Amortization of debt discount and issuance costs	12,528	9,608
Loss on revaluation of equity investment	—	14,087
Loss on extinguishment of long-term debt	990	—
Loss on disposal of property and equipment	218	19
Acquisition related and other costs	1,524	782
Acquired deferred revenue adjustment	657	3,456
Acquired deferred costs adjustment	(144)	(577)

Adjusted Net Income (Loss)—basic	$(8,663)	$53,799

Cash interest expense on convertible senior notes	$—	$1,277

Adjusted Net Income (Loss)—diluted	$(8,663)	55,076

Weighted-average shares used to compute basic net loss per share
Basic	434,940	419,289

Diluted	434,940	419,289

Net Loss Per Share:
Basic	$(0.24)	$(0.09)

Diluted	$(0.24)	$(0.09)

Weighted-average shares used to compute
Adjusted Net Income (Loss) Per Share:
Basic	434,940	419,289

Diluted	434,940	487,056

Adjusted Net Income (Loss) Per Share:
Basic	$(0.02)	$0.13

Diluted	$(0.02)	$0.11

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Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019

Operating expenses	$(628,789)	$(418,796)
Share-based compensation	77,227	61,067
Depreciation and amortization	17,635	17,236
Loss on disposal of property and equipment	218	19
Acquisition related and other costs	1,524	782

Non-GAAP operating expenses	$(532,185)	$(339,692)

Product development	$(194,986)	$(154,350)
Share-based compensation	57,400	42,649
Depreciation and amortization	12,336	11,933
Loss (gain) on disposal of property and equipment	158	(71)

Non-GAAP product development	$(125,092)	$(99,839)

Sales and marketing	$(194,535)	$(133,713)
Share-based compensation	6,407	6,202
Depreciation and amortization	964	1,078
Loss on disposal of property and equipment	60	151

Non-GAAP sales and marketing	$(187,104)	$(126,282)

General and administrative	$(129,495)	$(101,598)
Share-based compensation	13,420	12,216
Depreciation and amortization	3,445	2,931
Gain on disposal of property and equipment	—	(61)
Acquisition related and other costs	1,524	782

Non-GAAP general and administrative	$(111,106)	$(85,730)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019

Cost of revenue	$2,426	$1,735
Product Development	12,336	11,933
Sales and Marketing	964	1,078
General and Administrative	3,445	2,931
Amortization of acquired customer assets	890	1,294

Total depreciation and amortization	$20,061	$18,971

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